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                                                                   EXHIBIT 10.31

October 22, 1999

Edmond Sanctis

Dear Edmond,

We're delighted to offer you a position with NBC Internet, Inc. ("NBCi") effective upon the closing of the merger of, Xoom.com, Inc. and Snap! LLC to form NBCi (the "Merger"). The following outlines your compensation and benefit package and other terms of your employment:

POSITION:   You will serve as the President & Chief Operating Officer of NBCi reporting directly to me.

SALARY: Your salary will be $15,385 per pay period, which equates to $400,000 annually.

BONUS: Upon your acceptance of this offer you will be paid a bonus equal to $200,000. For the 1999 calendar year, you will be eligible to receive a bonus of up to $66,000 upon reaching certain performance goals which must be agreed upon by you and NBCi's compensation committee (the "Compensation Committee").

            Beginning in plan year 2000, based upon achievement of certain performance goals to be agreed upon by you and NBCi, you will be entitled to a quarterly bonus of up to $100,000. In addition, you will be eligible to receive a bonus of up to $100,000 upon achieving certain agreed upon annual goals. This bonus plan may be modified in the future at the discretion of NBCi.

START DATE: Upon the closing of the Merger

STOCK
OPTIONS: You will be granted an option to purchase 500,000 shares of Class A Common Stock of NBCi at an exercise price equal to not less than 85% of the closing price on the last trading day prior to the date such options are granted by the Board of Directors of NBCi or the Compensation Committee. 20,000 of these options will vest upon grant and the remaining shall vest monthly over a three-year period beginning on the date of grant.

BENEFITS:   Following the closing of the Merger you will be entitled to the benefits granted to senior executives of NBCi.

PTO: As an employee of NBCi you will be entitled to 15 days paid time off.

EMPLOYMENT: Your employment relationship with NBCi is "at will", which means that both you and the companies have the right to terminate the employment relationship at any time, with or without cause and with or without notice. This at-will relationship supercedes any prior oral and or written representation or agreement. Any modification of your at-will status with the companies must be in writing and signed by me.

NON-
DISCLOSURE: Your employment with NBCi subject to NBCi's Confidential Information and Proprietary Rights Agreement.

IRCA: Your employment at NBCi is conditioned on your ability to document your identity and authorization to work pursuant to the Immigration Reform Control Act of 1986. As a result of the IRCA, all new employees must permit NBCi to inspect original documents that establish that you are authorized to work.

This letter includes all promises and agreements between you and NBCi pertaining to your compensation, benefits and your at-will employment relationship.

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All of us would be thrilled to have you in this role. I am very excited about the prospect of our working together to lead this venture into the New Millennium and beyond.

Sincerely,

/s/Chris Kitze
Chris Kitze
CEO
NBC Internet, Inc.

I have read, understand, and agree to the foregoing terms.

 /s/Edmond Sanctis                                          10/22/99
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Edmond Sanctis                                             Date
* Upon signature, please return signed original to Human Resources.